Exhibit 5.2

June 5, 2020

Truist Financial Corporation

214 N. Tryon Street

Charlotte, North Carolina 28202

Re:	$750,000,000 1.200% Medium-Term Notes, Series G (Senior), due August 5, 2025 and $750,000,000 1.950% Medium-Term Notes, Series G (Senior), due June 5, 2030 (collectively, the “Senior Notes”)

Ladies and Gentlemen:

We are the Senior Executive Vice President, Chief Legal Officer, Head of Enterprise Diversity and Human Resources, and Corporate Secretary and the Senior Vice President, Deputy General Counsel, Enterprise and Securities Legal Team, and Assistant Corporate Secretary, respectively, of Truist Financial Corporation, a North Carolina corporation (the “Corporation”). Our opinion has been requested in connection with a Registration Statement on Form S-3 (File No. 333-233483) initially filed on August 27, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as amended by the Pre-Effective Amendment No. 1 filed with the Commission on September 5, 2019 (as so amended, the “Registration Statement”), and the issuance and sale of the above-referenced Senior Notes pursuant to a Syndicated Underwriting Agreement, dated June 2, 2020 (the “Syndicated Underwriting Agreement”), between the Corporation, on one hand, and SunTrust Robinson Humphrey, Inc., Citigroup Global Markets Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters, on the other hand, which Syndicated Underwriting Agreement is delivered pursuant to the Distribution Agreement, dated as of June 30, 2017 (the “Distribution Agreement”), between the Corporation and the agents listed on Schedule A thereto. The Senior Notes are being issued under that certain Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by a First Supplemental Indenture, dated as of May 4, 2009 (as so amended, the “Senior Indenture”), between the Corporation and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4.1 of the Corporation’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1996, and Exhibit 4.2 of the Corporation’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, respectively.

We, or others who report to either of us, have examined the Articles of Incorporation of the Corporation, as restated and amended, the Bylaws of the Corporation, as amended and restated, the Registration Statement, the Syndicated Underwriting Agreement, the Distribution

Truist Financial Corporation

June 5, 2020

Agreement, the Senior Indenture and duplicates of the global notes representing the Senior Notes. We are familiar with the corporate proceedings of the Corporation to date with respect to the issuance and sale of the Senior Notes, and we have examined such corporate records of the Corporation and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without any independent investigation, that (i) all documents that have been submitted to us as originals are authentic, and that all documents that have been submitted to us as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by us had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

We have assumed that each of the documents has been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and that each of the documents constitutes valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the Corporation is validly existing as a corporation under the laws of the State of North Carolina, (ii) the Corporation has the corporate power and authority to execute, deliver and perform the Senior Notes, and (iii) the Senior Notes have been duly and validly authorized by the Corporation.

This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. This opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

The Chief Legal Officer of the Corporation is a member of the Bar of the Commonwealth of Virginia, and the Deputy General Counsel, Enterprise and Securities Legal Team, of the Corporation is a member of the Bar of the State of North Carolina. We express no opinion in this letter other than as to the federal law of the United States of America and the laws of the State of North Carolina, each as in effect on the date hereof. For purposes of the opinions expressed above, all matters of North Carolina law have been passed upon solely by the Deputy General Counsel, Enterprise and Securities Legal Team, of the Corporation, and all matters as to the federal law of the United States of America have been passed upon solely by the Chief Legal Officer of the Corporation in reliance upon the matters of North Carolina law passed upon by the Deputy General Counsel, Enterprise and Securities Legal Team, of the Corporation. This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities

Truist Financial Corporation

June 5, 2020

or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing) and the laws of the United States of America that are, in each of our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form    8-K of the Corporation filed with the Commission on June 5, 2020, and thereby incorporated by reference into the Registration Statement, and to the use of our names as contained therein.

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Very truly yours, /s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Senior Executive Vice President, Chief Legal Officer, Head of Enterprise Diversity and Human Resources, and Corporate Secretary

/s/ A. Michelle Willis
A. Michelle Willis
Senior Vice President, Deputy General Counsel, Enterprise and Securities Legal Team, and Assistant Corporate Secretary